                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              FRIENDLY'S ICE CREAM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                                     [LOGO]

                         FRIENDLY ICE CREAM CORPORATION
                                1855 BOSTON ROAD
                         WILBRAHAM, MASSACHUSETTS 01095
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 20, 1999
                            ------------------------

TO ALL SHAREHOLDERS OF FRIENDLY ICE CREAM CORPORATION:

    Notice is Hereby Given that the Annual Meeting of Shareholders of Friendly Ice Cream Corporation will be held in the Friendly Ice Cream Corporation Training Center, 37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m. local time on Tuesday, April 20, 1999 for the following purposes:

    1.  To elect two Class II Directors for terms expiring in 2002.

    2. To ratify the appointment by the Board of Directors of the Company of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending January 2, 2000.

    3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Notice is Further Given that the Board of Directors has fixed March 19, 1999, as the record date, and only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

    Your copy of the 1998 Annual Report of Friendly Ice Cream Corporation is enclosed.

    IF YOU PLAN TO ATTEND: PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO SHAREHOLDERS AND ONE GUEST FOR EACH SHAREHOLDER. ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. REGISTRATION WILL BEGIN AT 9:00 A.M., AND SEATING WILL BE AVAILABLE AT APPROXIMATELY 9:30 A.M. CAMERAS AND RECORDING DEVICES WILL NOT BE PERMITTED AT THE MEETING. BENEFICIAL OWNERS OF STOCK HELD IN "STREET NAME" WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE RECORD DATE.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE FILL IN, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PREPAID RETURN ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                          By Authorization of the Board of
                                          Directors

                                          Aaron B. Parker
                                          Associate General Counsel and Clerk

Wilbraham, Massachusetts
March 29, 1999

                              PROXY STATEMENT FOR
                       ANNUAL MEETING OF SHAREHOLDERS OF
                         FRIENDLY ICE CREAM CORPORATION

                          TO BE HELD ON APRIL 20, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
The Annual Meeting.........................................................................................           1
  The Purpose of the 1999 Annual Meeting...................................................................           1
  Voting at the Annual Meeting.............................................................................           1
  Voting By Proxy..........................................................................................           1
  Voting to Approve Each Proposal..........................................................................           1
  What Constitutes a Quorum?...............................................................................           2
  Board's Recommendations..................................................................................           2
Stock Ownership............................................................................................           2
  Who Are the Largest Owners of the Company's Stock?.......................................................           2
  How Much Stock Do the Company's Directors and Executive Officers Own?....................................           4
Section 16: Beneficial Ownership Reporting Compliance......................................................           4
Proposal 1--Election of Directors..........................................................................           5
  Directors Standing for Election..........................................................................           5
  Directors Continuing in Office...........................................................................           6
  Director Compensation....................................................................................           6
  Board Committees and Meetings............................................................................           6
Proposal 2--Ratification of Appointment of Independent Accountants.........................................           7
Compensation Committee Report on Executive Compensation....................................................           7
  Base Salaries............................................................................................           8
  Annual Incentives........................................................................................           8
  Long-Term Incentives.....................................................................................           8
  Restricted Stock Plan....................................................................................           9
  Stock Option Plan........................................................................................           9
  Policy with Respect to the $1 Million Deduction Limit....................................................           9
Performance Graph..........................................................................................          10
Executive Compensation.....................................................................................          11
  Summary Compensation Table...............................................................................          11
  Pension Plan.............................................................................................          12
Certain Relationships and Related Transactions.............................................................          12
Other Matters..............................................................................................          14
  Notice to Shareholders of By-Law Amendments..............................................................          14
  Shareholder Proposals and Shareholder Nominations of Directors for
  the 2000 Annual Meeting..................................................................................          14
  Other Business...........................................................................................          14
  Proxy Solicitation Costs.................................................................................          14

                                PROXY STATEMENT

                           FRIENDLY ICE CREAM CORPORATION
                                1855 BOSTON ROAD
                              WILBRAHAM, MA 01095

    The Board of Directors of Friendly Ice Cream Corporation (the "Company") solicits your proxy for use at the 1999 Annual Meeting of Shareholders. This proxy statement contains information related to the Annual Meeting of Shareholders of the Company to be held on April 20, 1999 at the Friendly Ice Cream Corporation Training Center, 37 Capital Drive, West Springfield, Massachusetts at 10:00 a.m., and at any postponements or adjournments of such meeting. This proxy statement and form of proxy are first being mailed to shareholders on approximately March 29, 1999.

                               THE ANNUAL MEETING

THE PURPOSE OF THE 1999 ANNUAL MEETING

    At the Company's 1999 Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, namely, the election of directors and the ratification of the Company's independent auditors. The Company's management will then report on the performance of the Company during fiscal 1998 and respond to questions from shareholders.

VOTING AT THE ANNUAL MEETING

    You are entitled to vote at the meeting or any necessary adjournments or postponements if you are an owner of record of shares of Common Stock of the Company, its only class of voting securities, at the close of business on March 19, 1999. As an owner of record on the record date, you are entitled to one vote for each share of Common Stock of the Company that you hold. On March 19, 1999, there were 7,474,401 shares of Common Stock issued and outstanding.

VOTING BY PROXY

    To vote by proxy, please promptly complete, sign and return the enclosed proxy card. Once the enclosed proxy is completed, properly signed and returned to the Company, it will be voted as directed. If you are planning to attend the annual meeting, the proxy may also be delivered on the day of the annual meeting.

    You may revoke this proxy if you attend the meeting in person and request that the proxy be revoked. To change your vote before the proxy is exercised, simply file either a notice of revocation or a duly executed proxy bearing a later date with the Clerk of the Company, BEFORE the proxy is exercised.

    Please specify your voting choices on the enclosed form of proxy. If you do not provide specific instructions, the shares represented by your signed proxy will be voted FOR the election of both nominees and FOR the proposal to ratify the appointment of Arthur Andersen LLP as independent accountants.

VOTING TO APPROVE EACH PROPOSAL

    VOTING FOR THE ELECTION OF DIRECTORS: Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. You as a shareholder may vote in favor of both nominees or withhold your vote as to both nominees or a specific nominee. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or both directors will not be voted with respect to the director or directors indicated, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    VOTING FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS: Approval of the ratification of Arthur Anderson LLP as independent accountants will require the affirmative vote of a majority of the votes cast on this matter by the holders of the outstanding shares of Common Stock represented at the Annual Meeting in person or by proxy. You as a shareholder may vote in favor of a proposal, may vote against a proposal or may abstain from voting. A properly executed proxy marked "ABSTAIN" with respect to this matter will not be deemed to be voted or cast, and will have no effect on the outcome, although it will be counted for purposes of determining whether there is a quorum.

    Shares held in "street name" and represented at the meeting which the record holders are not entitled to vote ("broker non-votes") will have no effect on these outcomes.

WHAT CONSTITUTES A QUORUM?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

BOARD'S RECOMMENDATIONS

    Unless otherwise instructed on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth below together with the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

    - FOR election of the nominated slate of directors (see "Proposal I--Election of Directors"); and

    - FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants (see "Proposal 2--Ratification of Independent Accountants").

    Should any other matter come properly before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S STOCK?

    The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of March 1, 1999, is known to the Company to be the beneficial owner of 5% or more of the Common Stock, with sole voting and dispositive power except as otherwise indicated.

                                                                    AMOUNT OF
NAME AND ADDRESS                                                   BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                                                 OWNERSHIP           CLASS
-------------------------------------------------------------  -------------------  -------------

Donald N. Smith..............................................         711,951               9.5%
1 Pierce Place
Suite 100 East
Itasca, IL 60143

Cumberland Associates LLC ("CA").............................         685,000(a)            9.2%
1114 Avenue of the Americas
New York, NY 10036

Fleet Financial Group, Inc...................................         579,300(b)            7.8%
One Federal Street
Boston, MA 02110

                                                                    AMOUNT OF
NAME AND ADDRESS                                                   BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                                                 OWNERSHIP           CLASS
-------------------------------------------------------------  -------------------  -------------
Morgan Stanley, Dean Witter & Co.............................         475,079(c)            6.4%
1585 Broadway
New York, NY 10036

Goldman Sachs & Co...........................................         417,800(d)            5.6%
85 Broad Street
New York, NY 10004

Daniel S. Loeb and Third Point Management Company L.L.C......         398,307(e)            5.3%
277 Park Avenue, 27th Floor
New York, NY 10172

------------------------

(a) CA is a company engaged in the business of managing, on a discretionary basis, thirteen securities accounts, the principal one of which is Cumberland Partners. K. Tucker Anderson, Gary Tynes, Oscar Schafer, Bruce G. Wilcox, Glenn Krevlin, Andrew Wallach and Eleanor Puppe are the members of CA. CA reports sole voting and dispositive power as to 672,700 shares and shared voting and dispositive power as to 12,300 shares.

(b) Fleet Financial Group, Inc. through its subsidiaries, Fleet National Bank, Fleet Investment Advisors and Fleet Trust & Investment Services Company, reports sole voting power as to 443,200 shares, sole dispositive power as to 579,300 shares, and shared voting and dispositive power as to 200 shares.

(c) Morgan Stanley, Dean Witter & Co. has reported shared voting power over 469,136 shares and shared dispositive power over all of the above shares, which include 236,800 shares as to which its wholly owned subsidiary, Miller Andersen & Sherrerd LLP, 1 Tower Bridge, Suite 1100, West Conshohocken, PA 19428, reported shared voting and dispositive power.

(d) Goldman Sachs & Co., on its own behalf and on behalf of its parent holding company, The Goldman Sachs Group, L.P., has reported shared voting and dispositive power over the above shares, and on behalf of Goldman Sachs Trust on behalf of Goldman Sachs Small Cap Value Fund, 1 New York Plaza, New York, NY 10004, has reported shared voting and dispositive power over 272,300 shares (3.7% of the outstanding Common Stock).

(e) Third Point Management Company L.L.C. has reported shared voting and dispositive over the above shares with Daniel S. Loeb, who serves as the managing member of Third Point Management Company L.L.C.

HOW MUCH STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

    The following table sets forth the beneficial ownership of Company Common Stock, as of March 1, 1999, for each director and nominee, the Chief Executive Officer and the other officers named in the Summary Compensation Table, and for all directors and executive officers as a group, with sole voting and dispositive power except as indicated.

                                                             AGGREGATE NO. OF
                                                                  SHARES            % OF SHARES
NAME                                                        BENEFICIALLY OWNED      OUTSTANDING
--------------------------------------------------------  ----------------------  ---------------

Donald N. Smith.........................................           711,951                 9.5

Michael J. Daly.........................................               200(1)                *

Steven L. Ezzes.........................................                 0                  --

Charles A. Ledsinger, Jr................................                 0                  --

Burton J. Manning.......................................                 0                  --

Paul J. McDonald........................................            41,596                   *

Gerald A. Sinsigalli....................................            40,026                   *

Dennis J. Roberts.......................................            40,026                   *

George G. Roller (2)....................................            25,080                   *

All directors and executive officers as a group.........           980,202                13.1

------------------------

*   Represents less than 1% of Company's outstanding Common Stock.

(1) Represents 200 shares owned by Mr. Daly's spouse.

(2) Effective January 31, 1999, Mr. Roller no longer served as an executive officer of the Company.

SECTION 16: BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Mr. McDonald filed one late report involving a sales transaction of 200 shares held in a trust account.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes of directors. The term of office of directors in Class II expires at the 1999 Annual Meeting. At the Annual Meeting, two directors are to be elected in Class II to hold office until the 2002 Annual Meeting of Shareholders or until their successors are elected and qualified. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class II directors, be reelected as Class II directors until the 2002 Annual Meeting of Shareholders or until their successors are elected and qualified.

    Should either or both of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for the named nominees for the election of such substitute nominee or nominees.

    Certain information with respect to each of the nominees and directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and directors.

DIRECTORS STANDING FOR ELECTION

    CLASS II DIRECTORS.  The directors standing for election are:

    Steven L. Ezzes                  Age: 52                 Director since 1995

    Steven L. Ezzes was reelected as a director of the Company in December 1995. Mr. Ezzes previously served as a director of the Company from January 1991 to May 1992. Mr. Ezzes is Managing Director of Societe Generale, a financial services and banking organization, where he has been employed since May, 1998. Mr. Ezzes was a Managing Director of Scotia Capital Markets (USA), an investment banking firm, from November 1996 until May, 1998. Prior to that, he was a partner of the Airlie Group, a private investment firm, from 1988 until 1994 and from 1995 until 1996. Mr. Ezzes was also a Managing Director of Lehman Brothers, an investment banking firm, from 1994 to 1995. Mr. Ezzes is also a director of Perkins Management Company, Inc.

    Charles A. Ledsinger, Jr.             Age: 49            Director since 1997

    Charles A. Ledsinger, Jr. was reelected as a director of the Company in October 1997 and had previously served as a director of the Company from August 1992 to July 1997. Mr. Ledsinger is a member of the Board of Directors and serves as the President and Chief Executive Officer of Choice Hotels International, Inc., an international hospitality chain, since August, 1998. He was previously President and Chief Operating Officer or Chief Financial Officer of St. Joe Corporation, a diversified real estate, forestry, transportation and sugar company, where he was employed from May, 1997 through July, 1998. Prior to joining St. Joe Corporation, he served as the Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc./The Promus Companies, an operator of hotel and gaming properties, and its predecessor companies from 1978 to 1997. From December 1993 to April, 1997, Mr. Ledsinger was an officer in Harrah's Jazz Finance Corporation, a non-consolidated special purpose subsidiary of Harrah's Entertainment, Inc. created in connection with the Harrah's Jazz Casino project, which filed for bankruptcy in November, 1995. Harrah's Jazz Finance Corporation consummated its bankruptcy reorganization on October 30, 1998. Mr. Ledsinger is also a director of FelCor Lodging Trust, Incorporated and TBC Corporation.

DIRECTORS CONTINUING IN OFFICE

    CLASS I DIRECTORS. The following Class I directors were elected in 1998 for terms ending in 2001.

    Michael J. Daly                  Age: 57                 Director since 1997

    Mr. Daly has served as the President and Chief Executive Officer of Baystate Health Systems, a health care organization, since December 1981.

    Burton J. Manning                 Age: 67                Director since 1997

    Mr. Manning has been the Chairman Emeritus of J. Walter Thompson, Inc., an international advertising agency, since January, 1998. He served as the Chairman of J. Walter Thompson, Inc. from 1987 through 1997 and served as its Chief Executive Officer from 1987 through 1996. Mr. Manning is also a director of International Specialty Products, Inc.

    CLASS III DIRECTOR. The following Class III Director was elected at a Special Meeting of shareholders in 1997 for a term ending in 2000.

    Donald N. Smith                  Age: 58                 Director since 1988

    Donald N. Smith has been Chairman and Chief Executive Officer of the Company since September 1988. Mr. Smith also served as the Company's President from September, 1988 to December, 1998. Mr. Smith has also been Chairman of the Board and Chief Executive Officer of Perkins Management Company, Inc. ("PMC"), the general partner of a limited partnership operating a family restaurant chain known as Perkins Family Restaurants, since 1986. In October, 1998, Mr. Smith also became Chief Operating Officer of PMC. Prior to joining PMC, Mr. Smith was President and Chief Executive Officer for Diversifoods, Inc. from 1983 to October 1985. From 1980 to 1983, Mr. Smith was Senior Vice President of PepsiCo., Inc. and was President of its Food Service Division. He was responsible for the operations of Pizza Hut Inc. and Taco Bell Corp., as well as North American Van lines, Lee Way Motor Freight, Inc., PepsiCo Foods International and La Petite Boulangerie. Prior to 1980, Mr. Smith was President and Chief Executive Officer of Burger King Corporation and Senior Executive Vice President and Chief Operations Officer for McDonald's Corporation.

DIRECTOR COMPENSATION

    Each director of the Company who is not an employee of the Company receives a fee of $2,500 per month, and $1,500 per Board of Directors meeting attended, plus expenses. Each of the four outside directors was granted options in 1997 to acquire 3,750 shares of Company Common Stock under the Company's 1997 Stock Option Plan ("Option Plan"). Additionally, Mr. Manning was granted options to acquire 1,250 shares of the Company's Common Stock under the Option Plan in consideration for certain consulting services he provides to the Company for which he receives no other compensation. The exercise price of the options was $17 3/8 per share, the fair market value of the Company's Stock on the date of the grant. One-fifth of the options becomes exercisable on each of the first five anniversaries of the grant date. The options expire 10 years from the grant date subject to certain early forfeiture provisions, including the director ceasing to serve as a Board member.

BOARD COMMITTEES AND MEETINGS

    The Company's Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Board of Directors met seven times during fiscal 1998. All directors attended 75% or more of the Board and Committee meetings except Mr. Manning.

    THE AUDIT COMMITTEE: This committee has two non-employee independent directors and met three times during fiscal 1998. It annually recommends to the Board of Directors the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board of Directors and management to monitor the adequacy of reporting and internal controls; reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board of Directors. Messrs. Ledsinger and Ezzes are the current members of this Committee.

    THE COMPENSATION COMMITTEE: This committee has three non-employee independent directors and met four times during fiscal 1998. It annually recommends to the Board of Directors the base salary, incentive compensation and any other compensation of the Chairman of the Board and the elected officers of the Company and makes recommendations to the Board on the administration of the terms and policies of the Company's Annual Incentive Plan, Restricted Stock Plan and Stock Option Plan; reviews and submits recommendations to the Board of Directors regarding employee benefit plans generally; and performs any other functions or duties as deemed appropriate by the Board. Messrs. Ledsinger, Manning and Daly are the current members of this committee.

    THE NOMINATING COMMITTEE: This committee has two non-employee independent directors and one employee director and met twice during fiscal 1998. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they occur; makes recommendations to the Board of Directors regarding Board committee memberships; and performs any other functions deemed appropriate by the Board of Directors. Messrs. Daly, Ezzes and Smith are the current members of this committee. The Nominating Committee will accept for consideration shareholders' nominations for directors if made in writing. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications. Nominations should be addressed to the Nominating Committee at the Company's headquarters.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE DIRECTORS STANDING FOR ELECTION.

                    PROPOSAL 2--RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

    The Audit Committee recommended the appointment of Arthur Andersen LLP as independent accountants for the fiscal year ending January 2, 2000 and the directors accepted the recommendation of the Audit Committee and appointed Arthur Andersen LLP, subject to ratification by the shareholders, to examine the consolidated financial statements of the Company for that fiscal year. Accordingly, the shareholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Common Stock represented at the Annual Meeting in person or by proxy. It is expected that representatives of Arthur Andersen LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

    The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for fiscal year ending January 2, 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Company is comprised of three independent, non-employee directors. At its initial meeting in January, 1998, the Compensation Committee met to discuss the Company's needs as a public entity and the Committee's charter and role. The Compensation Committee will be responsible for recommending compensation and benefits for the elected officers of the Company, including awards under the Company's stock plans.

    The Committee is committed to implementing a compensation program that supports the Company's mission--to grow the Company's revenues and earnings by building on and reinforcing the Friendly's brand. Thus, the executive compensation will be structured around the following tenets:

    - Total compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent on the achievement of Company and individual performance goals.

    - Management should be focused on the long-term interests of shareholders. Thus, a significant portion of the compensation opportunity should be long-term, at-risk pay in the form of equity.

    - The Company must maintain its ability to attract, retain and encourage the development of qualified, capable executives. Total compensation opportunities will generally mirror those offered by comparably sized organizations within the restaurant industry although, for those positions where the labor market is not limited to the restaurant industry, the Company will reference broader general industry information for similarly sized organizations. The comparator group used for compensation purposes will generally be broader than the group that comprises the published industry index in the Performance Graph included in this proxy statement. The Compensation Committee believes that the Company's competition for executive talent is not limited to the companies included in the published industry index established for comparing shareholder returns.

    The key elements of the Company's executive compensation program are base salary, annual incentives and long-term compensation. These key elements are addressed separately below.

BASE SALARIES

    The Committee regularly reviews each executive officer's base salary. Base salaries are targeted at or slightly above the median of market levels with adjustments above or below market to recognize varying levels of responsibility, prior experience, breadth of knowledge and internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company.

    As reflected in the Summary Compensation Table, Mr. Smith's base salary was increased by 5.8% to $525,000 in 1998. This increase was based on the Compensation Committee's recommendation to the Board in light of Mr. Smith's experience, tenure and performance and further taking into consideration the compensation of chief executives of other chain restaurant companies. In determining future increases to Mr. Smith's base salary, the Committee will consider his individual performance as measured by short-term achievements as well as his contributions to the Company's long-term organizational success.

ANNUAL INCENTIVES

    The 1999 Annual Incentive Plan is structured to provide a variable pay opportunity based on Company and individual performance. For the executive officers, target payouts range up to 100% of base pay. Maximum awards for superior performance are capped at 150% of target. Each year, the Compensation Committee establishes Company financial objectives. The financial objectives are based upon Company's achievement of specified levels of earnings as measured by EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). These goals are considered achievable but require above-average performance. Executive officers including Mr. Smith did not receive a bonus in 1998 due to the fact that the Company failed to meet the annual incentive performance targets set by the Board of Directors.

LONG-TERM INCENTIVES

    Long-term incentives will be provided pursuant to the Company's Restricted Stock and Stock Option Plans.

    RESTRICTED STOCK PLAN

    The Company's 1997 Restricted Stock Plan provides for the award of Common Stock, the vesting of which will be subject to such conditions and limitations as shall be established by the Company's Board of Directors, which may include conditions related to continued employment with the Company or the achievement of performance measures. All awards under the Restricted Stock Plan will become fully vested upon a change in control of the Company. No restricted stock was awarded to executive officers during fiscal 1998. In general terms, a change in control may occur when:

 (i) (a) third parties acquire 35% or more of the voting stock of the Company, with certain exceptions; and

    (b) existing senior management and certain existing shareholders collectively own less voting stock than such third parties and no longer have the ability to elect a majority of the Board of Directors;

 (ii) individuals currently on the Board of Directors cease to constitute a majority of the Board of Directors unless a majority of the existing Board of Directors approves such new directors; or

(iii) a reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all the assets of the Company occurs.

    STOCK OPTION PLAN

    The Company's 1997 Stock Option Plan provides for the grant of incentive stock options, non-qualified stock options or stock appreciation rights. The Committee anticipates that stock options will be the primary form of long-term incentive. No grants were made to any executive officers during fiscal 1998.

    Stock options are granted at the fair market value of the Common Stock on the date of grant. The ultimate value of an option grant to the recipient depends on the shareholder value created between the date of grant and the date of exercise. Option awards will be based primarily on competitive practice but may also be adjusted to reflect factors such as individual and Company performance.

    Stocks options and stock appreciation rights are exercisable in accordance with the terms established by the Board of Directors, which terms may relate to continued service with the Company or attainment of performance goals. Stock options awarded in connection with the Company's initial public offering will become exercisable over a five-year period, subject to the optionee's continued employment with the Company. All awards under the Stock Option Plan will become fully vested and exercisable upon a change in control of the Company as described above.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to elected officers named in the proxy to $1 million, unless certain requirements are met. The Compensation Committee will consider the impact of this provision when making compensation decisions. However, the Committee will weigh all pertinent factors to determine appropriate plan design and incentive awards.

                                          THE COMPENSATION COMMITTEE
                                          Charles A. Ledsinger, Jr.
                                          Burton J. Manning
                                          Michael J. Daly

                               PERFORMANCE GRAPH

    The following indexed graph and table indicate the Company's total stockholder return for the period beginning November 14, 1997 (the first trading day for the Company) and ending December 27, 1998 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's Restaurant Index, assuming an investment of $100 in each as of November 14, 1997. Total stockholder return for the Company, as well as for the Indexes, is based on the cumulative amount of dividends for a given period (assuming dividend reinvestment) and the difference between the share price at the beginning and at the end of the period. Please note that the graph and table are historical representations and, as such, are not indicative of future performance relative to the Indexes.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                11/14/97   12/26/97   12/27/98
Friendly Ice Cream Corporation    $100.00     $63.19     $33.33
S&P Restaurant Index              $100.00     $95.85    $156.80
S&P 500 Index                     $100.00    $102.34    $136.02

                                                                                       11/14/97     12/26/97     12/27/98
                                                                                      -----------  -----------  -----------
Friendly Ice Cream Corporation......................................................      100.00        63.19        33.33
S&P Restaurant Index................................................................      100.00        95.85       156.80
S&P 500 Index.......................................................................      100.00       102.34       136.02

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The Summary Compensation Table below sets forth the compensation earned for the last three fiscal years by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (the "Named Executive Officers").

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                           ANNUAL              ------------
                                                        COMPENSATION            RESTRICTED
                                                   -----------------------        STOCK
NAME AND PRINCIPAL POSITION          FISCAL YEAR    SALARY       BONUS(B)       AWARDS(C)
-----------------------------------  -----------   --------     ----------     ------------
Donald N. Smith....................     1998       $545,109     $       --             --
  Chairman and Chief                    1997        514,825(a)   1,873,074(a)          --
  Executive Officer                     1996        495,355(a)     150,000(a)          --

Paul J. McDonald...................     1998       $289,094     $       --       $     --
  Senior Executive Vice                 1997        257,891        364,435        273,656
  President, Chief Financial
    Officer                             1996        246,145         47,050            151
  and Treasurer

Gerald E. Sinsigalli...............     1998       $290,879     $       --       $     --
  President, FoodService                1997        260,259        364,835        246,378
  Division                              1996        249,552         40,050            151

Dennis J. Roberts..................     1998       $264,934     $       --       $     --
  Sr. Vice President                    1997        233,769        359,235        246,378
  Restaurant and Franchise              1996        222,139         60,050            151
  Operations

George G. Roller...................     1998       $245,117     $       --       $     --
  Vice President, Finance               1997        216,074        325,176        223,964
  Chief Financial Officer and           1996        208,096         40,050            140
  Treasurer

------------------------

(a) These amounts (excluding the value of Common Stock awards in 1997 under the Company's Limited Stock Compensation Plan) were paid to Mr. Smith by The Restaurant Company, which is paid a management fee by the Company. See "Certain Relationships and Related Transactions." Beginning with 1998, Mr. Smith was paid directly by the Company. Mr. Smith also devotes a portion of his time to Perkins Management Company, Inc., where he serves as Chairman, Chief Executive Officer and Chief Operating Officer.

(b) Includes both cash bonuses and the value of Common Stock awards under the Company's 1996 Management Stock Plan ("MSP") and Limited Stock Compensation Plan that vested during the year of the award.

(c) Awards for 1996 were made under the MSP to each of Messrs. McDonald, Sinsigalli, Roberts and Roller of 3,762, 3,762, 3,762, and 3,548 restricted shares of Common Stock, respectively, that vested upon the completion of the Company's initial public offering in 1997. Awards for 1997 were made under the Company's 1997 Restricted Stock Plan to Messrs. McDonald, Sinsigalli, Roberts and Roller of 15,750, 14,180, 14,180 and 12,890 restricted shares of Common Stock, respectively. The 1997 awards will vest in eight equal annual installments 90 days following the end of the Company's fiscal years 1998 through 2005, and are subject to forfeiture upon termination of employment prior to vesting and to accelerated vesting upon the Company meeting prescribed financial performance targets set by the Board or a change of control. At the end of fiscal 1998, Messrs. McDonald, Sinsigalli, Roberts and Roller held 15,750, 14,180, 14180 and 12,890 restricted shares respectively under the 1997 Restricted Stock Plan valued at $94,500, $85,080, $85,080, and $77,340, respectively. Dividends, if any, are payable on restricted Common Stock, although the Company does not presently intend to pay dividends.

PENSION PLAN

    Benefits under the Friendly Ice Cream Corporation Cash Balance Pension Plan (the "Pension Plan") for Messrs. Smith, McDonald, Roberts and Roller are generally determined based on the value in their respective notional cash balance accounts under the Pension Plan. Each year each participant's cash balance account is credited with a percentage of compensation, which percentage is determined based on the participant's years of service. Interest credits are also credited to the cash balance account each year. Amounts in excess of those payable under the Pension Plan as a result of limits imposed by the Internal Revenue Code will be paid under the Friendly Ice Cream Corporation Supplemental Executive Retirement Plan (the "SERP"). Benefits under the Pension Plan and the SERP for Mr. Sinsigalli were determined primarily based on final compensation and years of credited service but it is not anticipated that his current accrued benefits will be increased based on additional compensation or years of service. As of December 31, 1998, the estimated annual benefits, payable upon retirement at age 65 in the form of a straight life annuity, unreduced for social security benefits and including benefits payable under the SERP, for each of Messrs. Smith, McDonald, Roberts and Sinsigalli, were $55,600, $79,700, $106,300 and $177,100, respectively. Annual benefits for Mr. Roller, whose employment terminated in January, 1999, will be $20,700.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Donald N. Smith, the Company's Chairman and Chief Executive Officer, is also a 50% shareholder of The Restaurant Company ("TRC") and Chairman of the Board and Chief Executive Officer of TRC and its direct and indirect wholly-owned subsidiaries, Perkins Restaurants, Inc. ("PRI") and Perkins Management Company, Inc. ("PMC"). PMC is the general partner of Perkins Operating Company, L.P. ("Perkins"), which operates a family restaurant chain known as Perkins Family Restaurants. TRC has provided management services to the Company under a Management Agreement executed in 1996 and has received a management fee from the Company of approximately $110,000 for fiscal 1998 services. The Management Agreement provides for certain office space and support staff services provided by TRC to the Company. The Company leases or subleases certain land, buildings, and improvements from Perkins. The two subleases extend until 2002 and have respective annual rents of approximately $91,500 and $123,500 plus a percentage of revenues over a set amount. The lease extends until 2014 and provides for annual rental of $64,000. During the year ended December 27, 1998, Company rent expense related to the subleases and lease was approximately $309,000.

    TRC Realty Co. (a subsidiary of TRC) entered into a ten year operating lease commencing April 14, 1994 for an aircraft, for use by both the Company and Perkins. The Company shares equally with Perkins in reimbursing TRC Realty Co. for leasing, tax and insurance expenses. In addition, the Company also incurs actual usage costs. Total expense to the Company pursuant to this arrangement to TRC Realty Co. for the year ended December 27, 1998 were approximately $691,000.

    The Company purchased certain food products used in the normal course of business from a division of Perkins. For the year ended December 27, 1998, purchases were approximately $945,000.

    On October 12, 1998, the Company entered into a franchise agreement with The Ice Cream Corporation ("TICC") which conditionally granted TICC exclusive rights to purchase and develop

Friendly's full service restaurants in Lancaster and Chester counties in Pennsylvania (the "TICC Agreement"). The owners of TICC are family members of Mr. Smith. Pursuant to the TICC Agreement, TICC purchased at fair market value certain assets and rights in two existing Friendly's restaurants and has committed to open an additional ten restaurants over the next six years and has an option to purchase an additional three restaurants. Proceeds from the sale were approximately $1,547,700, of which $57,000 was for initial franchise fees for the two initial restaurants, $125,000 for franchise fees for certain of the additional restaurants described above, and approximately $25,000 for the option to purchase three additional existing restaurants. The franchisee is required by the terms of the TICC Agreement to purchase from the Company all of the frozen dessert products it sells in the franchised restaurants. The Company subleases the real estate properties to TICC. The Company collected approximately $17,000 of rental income from TICC in 1998. The subleases extend until 2016 and 2017 and have respective annual rents of approximately $80,300 and $29,200. The Company engaged a major public accounting firm (other than the Company's auditor) to assist the Company in evaluating the fairness of the transaction. Based on their findings, the Company's board of directors approved the transaction. Mr. Smith did not participate in the board vote on this transaction.

    The Company is a party to two agreements with TRC relating to taxes. In connection with the distribution by TRC to its shareholders of the Common Stock in the Company in 1996, the Company entered into a Tax Disaffiliation Agreement under which TRC must indemnify the Company for all income taxes during periods when the Company and its affiliates were includable in a consolidated federal income tax return with TRC and for any income taxes due as a result of the Company ceasing to be a member of the TRC consolidated group. TRC does not retain any liability for periods when the Company and its affiliates were not includable in the TRC consolidated federal income tax return and the Company must indemnify TRC if any such income taxes are assessed against TRC. TRC also does not indemnify the Company for a reduction of the Company's existing net operating loss ("NOLs") or for NOLs previously utilized by TRC. The Tax Disaffiliation Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement including unfiled returns as if such returns had been filed by the appropriate due date. No payments were made during the Company's 1998 fiscal year under this agreement.

    The Company also entered into a Tax Responsibility Agreement in 1997 in connection with the sale of Restaurant Insurance Corporation ("RIC") to the Company. Under the Tax Responsibility Agreement, the Company must indemnify TRC for any income taxes that are assessed against TRC as a result of the operations of RIC. The Tax Responsibility Agreement terminates 90 days after the statute of limitations expires for each tax covered by the agreement. No payments were made during the Company's 1998 fiscal year under this agreement.

                                 OTHER MATTERS

NOTICE TO SHAREHOLDERS OF BY-LAW AMENDMENTS

    Pursuant to Massachusetts General Laws Annotated, Chapter 156B Section17, the Company is providing notice to its shareholders that its By-laws were amended at a meeting of the Company's Board of Directors on July 29, 1998. The amendments relate to advance notice requirements of Company shareholders interested in presenting a proposal for consideration at the Company's annual meeting of shareholders.

SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS FOR THE 2000
  ANNUAL MEETING

    To be eligible for inclusion in the Company's proxy statement for the 2000 Annual Meeting, shareholder proposals must be received by the Company's Clerk no later than November 29, 1999 and must comply with the requirements of the Securities and Exchange Commission. Shareholders otherwise interested in presenting a proposal for consideration at the Company's annual meeting of shareholders in 2000 must comply with the procedures set forth in the Company's By-Laws and must be received by Clerk of the Company no later than ninety days in advance of such meeting provided that, unless at least one hundred twenty days advance notice of the meeting is given, such notice shall be timely if received by January 21, 2000.

    Only a shareholder of record entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at an annual meeting of shareholders. Such nominations must be noticed to the Company's Clerk no later than 60 days in advance of the annual meeting if it is to be held within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's meeting.

OTHER BUSINESS

    As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the proposals referred to above. Should any other matter be properly brought before the meeting for action by the shareholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

PROXY SOLICITATION COSTS

    The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                          By Authorization of the Board of
                                          Directors

                                          Aaron B. Parker
                                          Associate General Counsel and Clerk

March 29, 1999